Exhibit 16.1

May 30, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 24, 2012, of El Paso Holdco LLC (successor in interest to El Paso Corporation) and are in agreement with the statements contained in paragraphs two, three, four and six therein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Ernst & Young LLP